ANNUAL REPORT / SEPTEMBER 30, 2008

Legg Mason Partners

Small Cap Value Fund

Managed by	CLEARBRIDGE ADVISORS

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Fund objective

The Fund seeks long-term capital growth.

What’s inside

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc.

Letter from the chairman

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

Economic growth in the U.S. was mixed during the 12-month reporting period ended September 30, 2008. Looking back, third quarter 2007 U.S. gross domestic product (“GDP”)i growth was a strong 4.8%. However, continued weakness in the housing market, an ongoing credit crunch and soaring oil and food prices then took their toll on the economy, as fourth quarter 2007 GDP declined 0.2%. The economy then expanded 0.9% and 2.8% during the first and second quarters of 2008, respectively. This rebound was due, in part, to rising exports that were buoyed by a weakening U.S. dollar, and solid consumer spending, which was aided by the government’s tax rebate program. The dollar’s rally and the end of the rebate program, combined with other strains on the economy, then caused GDP to take a step backward in the third quarter. According to the advance estimate released by the U.S. Department of Commerce, third quarter 2008 GDP declined 0.3%.

Consensus expectations now point to the U.S. falling into a recession later this year or in early 2009. Consumer spending, which represents approximately two-thirds of GDP, is moderating, as evidenced by the three consecutive months of declining retail sales during the third quarter of 2008. According to the Department of Commerce, September’s 1.2% fall in retail sales was the sharpest decline in three years. In terms of the job market, the U.S. Department of Labor reported that payroll employment declined in each of the first nine months of 2008. Year-to-date through September, roughly 760,000 jobs have been shed and the unemployment rate now stands at 6.1%, its highest level in five years.

Ongoing issues related to the housing and subprime mortgage markets and seizing credit markets prompted the Federal Reserve Board (“Fed”)ii to take aggressive and, in some cases, unprecedented actions. Beginning in September 2007, the Fed reduced the federal funds rateiii from 5.25% to 4.75%. This marked the first such reduction since June 2003. The Fed then reduced the federal funds rate on six additional occasions through April 2008, bringing the federal funds rate to 2.00%. The Fed then shifted gears in the face of mounting inflationary prices and a weakening U.S. dollar. At its meetings in June, August and September, the Fed held rates steady. Then,

Legg Mason Partners Small Cap Value Fund	I

Letter from the chairman continued

on October 8, 2008 (after the reporting period ended), in a global coordination effort with six central banks around the world, interest rates were cut in an attempt to reduce the strains in the global financial markets. At that time, the Fed lowered the federal funds rate from 2.00% to 1.50%. The Fed again cut rates from 1.50% to 1.00% at its regularly scheduled meeting on October 29, 2008. In conjunction with its October meeting, the Fed stated: “The pace of economic activity appears to have slowed markedly, owing importantly to a decline in consumer expenditures. … Moreover, the intensification of financial market turmoil is likely to exert additional restraint on spending, partly by further reducing the ability of households and businesses to obtain credit.”

In addition to the interest rate cuts, the Fed took several actions to improve liquidity in the credit markets. In March 2008, the Fed established a new lending program allowing certain brokerage firms, known as primary dealers, to also borrow from its discount window. Also in March, the Fed played a major role in facilitating the purchase of Bear Stearns by JPMorgan Chase. In mid-September 2008, it announced an $85 billion rescue plan for ailing AIG and pumped $70 billion into the financial system as Lehman Brothers’ bankruptcy and mounting troubles at other financial firms roiled the markets.

The U.S. Department of the Treasury has also taken an active role in attempting to stabilize the financial system, as it orchestrated the government’s takeover of mortgage giants Fannie Mae and Freddie Mac in September. In addition, the Treasury proposed a $700 billion rescue plan to help financial institutions reduce their exposure to troubled mortgage-related securities. After the House of Representatives initially rejected the plan on September 29, 2008, a revamped version was approved by Congress and, on October 3, 2008, signed into law by President Bush. Also in October, the government announced a plan to purchase stakes in the nation’s largest banks and guarantee certain bank debts. Also, the Federal Deposit Insurance Corporation (“FDIC”) temporarily increased its insurance on bank accounts from $100,000 to $250,000.

The U.S. stock market was extremely volatile and generated poor results for the 12 months ended September 30, 2008. After stock prices rose during the first month of the reporting period, they fell sharply over the next five months. The market’s descent was due, in part, to the credit crunch, weakening corporate profits, rising inflation and fears of an impending recession. The market then reversed course and posted positive returns in April and May 2008. The market’s rebound was largely attributed to hopes that the U.S. would skirt a recession and that corporate profits would rebound as the year progressed. However, given the escalating credit crisis and the mounting turmoil in the financial markets, stock prices moved sharply lower during three of the last four months of the period, including S&P 500 Indexiv declines of 8.43% and 8.91% in June and September, respectively. All told, the S&P 500 Index returned -21.98% during the 12-month reporting period ended September 30, 2008.

II	Legg Mason Partners Small Cap Value Fund

Looking at the U.S. stock market more closely, its descent was broad in scope, with every major index posting double-digit losses. In terms of market capitalizations, large-, mid- and small-cap stocks, as measured by the Russell 1000v, Russell Midcapvi and Russell 2000vii Indexes, returned -22.10%, -22.36% and -14.48%, respectively, during the 12-month period ended September 30, 2008. From an investment style perspective, growth and value stocks, as measured by the Russell 3000 Growthviii and Russell 3000 Valueix Indexes, returned -20.60% and -22.70%, respectively.

A special note regarding increased market volatility

In recent months, we have experienced a series of events that have impacted the financial markets and created concerns among both novice and seasoned investors alike. In particular, we have witnessed the failure and consolidation of several storied financial institutions, periods of heightened market volatility, and aggressive actions by the U.S. federal government to steady the financial markets and restore investor confidence. While we hope that the worst is over in terms of the issues surrounding the credit and housing crises, it is likely that the fallout will continue to impact the financial markets and the U.S. economy during the remainder of the year and, perhaps, into 2009 as well.

Like all asset management firms, Legg Mason has not been immune to these difficult and, in some ways, unprecedented times. However, today’s challenges have only strengthened our resolve to do everything we can to help you reach your financial goals. Now, as always, we remain steadfast in our commitment to provide you with extraordinary service and a full spectrum of investment choices. And rest assured, we will continue to work hard to ensure that our investment managers do everything in their power to deliver strong long-term results.

We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our enhanced website, www.leggmason.com/individualinvestors. Here you can gain immediate access to many special features to help guide you through difficult times, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

During periods of market unrest, it is especially important to work closely with your financial advisor and remember that reaching one’s investment goals unfolds over time and through multiple market cycles. Time and again, history has shown that, over the long run, the markets have eventually recovered and grown.

Legg Mason Partners Small Cap Value Fund	III

Letter from the chairman continued

Information about your fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s reporting period and to learn how those conditions have affected Fund performance.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

October 31, 2008

IV	Legg Mason Partners Small Cap Value Fund

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

iv	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

[v]

The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market.

vi

The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index, which represents approximately 25% of the total market capitalization of the Russell 1000 Index.

vii

The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

viii

The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

ix	The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values.

Legg Mason Partners Small Cap Value Fund	V

Fund overview

Q. What is the Fund’s investment strategy?

A. The Fund seeks long-term capital growth by investing in small-capitalization stocks, representing several industries and market sectors, that are selling at attractive valuations. Under normal circumstances, the Fund invests at least 80% of the value of its net assets, plus any borrowings for investment purposes, in common stocks and other equity securities of small-capitalization U.S. companies or in other investments with similar economic characteristics.

We emphasize individual security selection while spreading the Fund’s investments among industries and sectors. We use both quantitative and fundamental methods to identify stocks of smaller capitalization companies that we believe have a high probability of outperforming other stocks in the same industry or sector.

We use quantitative parameters to select a universe of smaller capitalized companies that fit the Fund’s general investment criteria. In selecting individual securities from within the range, we look for “value” attributes, such as low stock price relative to earnings, book value and cash flow, as well as those with a high return on invested capital. We also use quantitative methods to identify catalysts and trends that might influence the Fund’s industry or sector focus, or our individual security selection.

Q. What were the overall market conditions during the Fund’s reporting period?

A. The overall market conditions during the Fund’s reporting period were characterized by extreme levels of volatility by sector, capitalization and balance sheet quality. The first half of the Fund’s reporting period saw dramatic outperformance from Energy and Material stocks, small-cap companies with the largest capitalizations and companies with high-quality balance sheets. The underperformers for the first half were generally Financial stocks, companies with the smallest market capitalizations and low-quality balance sheets.

The second half of the Fund’s reporting period was characterized by a violent reversal of the first half’s trends. By sector, Energy and Material stocks collapsed while Financial stocks spiked up. In turn, companies with the smallest market capitalizations generally outperformed their larger small-cap peers. Finally, small-cap companies with the worst balance sheets and earnings quality typically outperformed higher-quality small caps.

Q. How did we respond to these changing market conditions?

A. Given the extreme levels of volatility, we charted a conservative course for the Fund by sector, capitalization and balance sheet. For the reporting period, we remained underweighted in Financials and maintained our long-term focus on higher-quality companies with above average returns and free cash generation. This course served us well in the first half of the reporting period, but caused us to underperform in the second half.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	1

Fund overview continued

The rallies from the Financials sector and from companies of the lowest quality in the second half of the reporting period, in our opinion, were probably driven by hedge funds unwinding long positions in rapidly declining Energy/Materials positions and covering shorts in skyrocketing Financials. We remained underweighted in Financials and overweighted in higher-quality companies because of our concerns about deteriorating credit quality.

We expect the volatility we have seen this reporting period to continue in the near term. As the global economy continues to slow and credit conditions continue to deteriorate, we remain concerned that the Financials sector has further difficult issues to digest and this will accentuate market swings. On the positive side, many sectors are already discounting a significant slowdown and may begin to anticipate an economic recovery. With the declines in the small-cap market since last summer, we are excited about some of the valuation that we see in Consumer Discretionary, Information Technology (“IT”), and select Industrial and Financial stocks.

Performance review

For the 12 months ended September 30, 2008, Class A shares of Legg Mason Partners Small Cap Value Fund, excluding sales charges, returned -17.70%. The Fund’s unmanaged benchmark, the Russell 2000 Value Indexi, returned -12.25% for the same period. The Lipper Small-Cap Core Funds Category Average1 returned -18.73% over the same time frame.

PERFORMANCE SNAPSHOT as of September 30, 2008 (excluding sales charges) (unaudited)
	6 MONTHS	12 MONTHS
Small Cap Value Fund — Class A Shares	-3.68%	-17.70%
Russell 2000 Value Index	1.24%	-12.25%
Lipper Small-Cap Core Funds Category Average[1]	-4.59%	-18.73%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class B shares returned -4.08%, Class C shares returned -4.16% and Class I shares returned -3.61% over the six months ended September 30, 2008. Excluding sales charges, Class B shares returned -18.32%, Class C shares returned -18.43% and Class I shares returned -17.46% over the 12 months ended September 30, 2008. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply when shares are purchased or the deduction of taxes that a shareholder would pay on Fund distributions.
TOTAL ANNUAL OPERATING EXPENSES (unaudited)
As of the Fund’s most current prospectus dated January 29, 2008, the gross total operating expense ratios for Class A, Class B, Class C and Class I shares were 1.18%, 1.92%, 2.01% and 0.78%, respectively.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the period ended September 30, 2008, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 835 funds for the six-month period and among the 796 funds for the 12-month period in the Fund’s Lipper category, and excluding sales charges.

2	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Q. What were the leading contributors to performance?

A. Over the 12 months ended September 30, 2008, the leading contributing stocks included Wabtec Corp (+0.57% contribution to the Fund’s total return), Buckle Inc. (+0.39%), DRS Technologies Inc. (+0.34%), Tektronix (+0.31%) and Cullen/Frost Bankers Inc. (+0.29%).

Q. What were the leading detractors from performance?

A. Detractors from performance for the reporting period included stock holdings in PMI Group Inc. (-0.82% contribution to the Fund’s total return), Fairchild Semiconductor International Inc. (-0.75%), Cooper Tire & Rubber Co. (-0.75%), Kulicke & Soffa Industries Inc. (-0.72%) and Entegris Inc. (-0.63%).

Q. Were there any significant changes to the Fund during the reporting period?

A. There were no significant changes to the Fund during this fiscal year. Early in the year, we lowered our IT weighting by taking profits in Sybase, Tektronix and Foundry Networks. Despite these moves, we believe IT will be part of the market leadership in the next cycle and remain overweighted in the sector. Mid year, we lowered our weighting in Energy to a market weight as valuations became frothy. During the market sell-off this summer, we began to selectively add to our Financials holdings where we remain underweighted and cautious.

Thank you for your investment in Legg Mason Partners Small Cap Value Fund. As always, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

Sincerely,

Peter J. Hable

Portfolio Manager

ClearBridge Advisors, LLC

October 21, 2008

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	3

Fund overview continued

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of September 30, 2008 and are subject to change and may not be representative of the portfolio manager’s current or future investments. The Fund’s top 10 holdings (as a percentage of net assets) as of this date were: iShares Nasdaq Biotechnology Index Fund (1.9%), Lawson Software Inc. (1.6%), Gibraltar Industries Inc. (1.6%), Perot Systems Corp., Class A Shares (1.6%), BioMed Realty Trust Inc. (1.6%), Del Monte Foods Co. (1.5%), Allied World Assurance Holdings Ltd. (1.5%), Regal-Beloit Corp. (1.5%), Verigy Ltd. (1.5%) and Cullen/Frost Bankers Inc. (1.4%). Please refer to pages 10 through 15 for a list and percentage breakdown of the Fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. The Fund’s top five sector holdings (as a percentage of net assets) as of September 30, 2008 were: Financials (25.0%), Industrials (23.6%), Information Technology (17.1%), Consumer Discretionary (10.3%) and Health Care (4.7%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Keep in mind, stocks of small-cap companies may involve a higher degree of risk and volatility than stocks of large-cap companies. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note an investor cannot invest directly in an index.

[i]

The Russell 2000 Value Index measures the performance of those Russell 2000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.) The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index. The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market.

4	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Fund at a glance (unaudited)

INVESTMENT BREAKDOWN (%) As a percent of total investments — September 30, 2008

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	5

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments; and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on April 1, 2008 and held for the six months ended September 30, 2008.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

BASED ON ACTUAL TOTAL RETURN[1]
	ACTUAL TOTAL RETURN WITHOUT SALES CHARGES[2]	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[3]
Class A	(3.68)%	$1,000.00	$963.20	1.25%	$6.14
Class B	(4.08)	1,000.00	959.20	1.96	9.60
Class C	(4.16)	1,000.00	958.40	2.14	10.48
Class I	(3.61)	1,000.00	963.90	1.10	5.40

[1]	For the six months ended September 30, 2008.

[2]

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class B and Class C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 366.

6	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

BASED ON HYPOTHETICAL TOTAL RETURN[1]
	HYPOTHETICAL ANNUALIZED TOTAL RETURN	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[2]
Class A	5.00%	$1,000.00	$1018.75	1.25%	$6.31
Class B	5.00	1,000.00	1015.20	1.96	9.87
Class C	5.00	1,000.00	1014.30	2.14	10.78
Class I	5.00	1,000.00	1019.50	1.10	5.55

[1]	For the six months ended September 30, 2008.

[2]

Expenses are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year then divided by 366.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	7

Fund performance (unaudited)

AVERAGE ANNUAL TOTAL RETURNS[1]
	WITHOUT SALES CHARGES[2]
	CLASS A	CLASS B	CLASS C	CLASS I
Twelve Months Ended 9/30/08	(17.70)%	(18.32)%	(18.43)%	(17.46)%
Five Years Ended 9/30/08	7.00	6.19	6.10	7.37
Inception* through 9/30/08	10.36	9.52	9.48	11.23

	WITH SALES CHARGES[3]
	CLASS A	CLASS B	CLASS C	CLASS I
Twelve Months Ended 9/30/08	(22.42)%	(21.71)%	(19.11)%	(17.46)%
Five Years Ended 9/30/08	5.74	6.05	6.10	7.37
Inception* through 9/30/08	9.67	9.52	9.48	11.23

CUMULATIVE TOTAL RETURNS[1]
	WITHOUT SALES CHARGES[2]
Class A (Inception date of 2/26/99 through 9/30/08)		157.31%
Class B (Inception date of 2/26/99 through 9/30/08)		139.31
Class C (Inception date of 2/26/99 through 9/30/08)		138.29
Class I (Inception date of 4/14/03 through 9/30/08)		78.90

[1]

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

[2]

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charges with respect to Class A shares or the applicable CDSC with respect to Class B and C Shares.

[3]

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. In addition, Class A shares reflect the deduction of the maximum initial sales charge of 5.75%; Class B shares reflect the deduction of a 5.00% CDSC, which applies if shares are redeemed within one year from purchase payment and declines thereafter by 1.00% per year until no CDSC is incurred. Class C shares reflect the deduction of a 1.00% CDSC, which applies if shares are redeemed within one year from purchase payment.

*	Inception date for Class A, B and C shares is February 26, 1999. Inception date for Class I shares is April 14, 2003.

8	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Historical performance (unaudited)

VALUE OF $10,000 INVESTED IN CLASS A, B AND C SHARES OF LEGG MASON PARTNERS SMALL CAP VALUE FUND VS. RUSSELL 2000 VALUE INDEX† — February 26, 1999 - September 2008

†	Hypothetical illustration of $10,000 invested in Class A, B and C shares at inception on February 26, 1999, assuming the deduction of the maximum initial sales charge of 5.75% at the time of investment for Class A shares and the reinvestment of all distributions, including returns of capital, if any, at net asset value through September 30, 2008. The Russell 2000 Value Index measures the performance of those Russell 2000 Index companies with lower price-to-book ratios and lower forecasted growth values. The Index is unmanaged and is not subject to the same management and trading expenses as a mutual fund. Please note that an investor cannot invest directly in an index. The performance of the Fund’s other class may be greater or less than the performance of Class A, B and C shares indicated on this chart, depending on whether greater or lesser sales charges and fees were incurred by shareholders investing in the other class.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	9

Schedule of investments

September 30, 2008

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE

COMMON STOCKS — 97.9%
CONSUMER DISCRETIONARY — 10.3%
	Auto Components — 1.1%
222,300	Cooper Tire & Rubber Co.	$1,911,780
45,400	WABCO Holdings Inc.	1,613,516
	Total Auto Components	3,525,296
	Diversified Consumer Services — 1.0%
92,298	Steiner Leisure Ltd.*	3,173,205
	Hotels, Restaurants & Leisure — 1.3%
49,200	Brinker International Inc.	880,188
319,030	O’Charleys Inc.	2,791,513
102,000	Ruby Tuesday Inc.*	590,580
	Total Hotels, Restaurants & Leisure	4,262,281
	Household Durables — 2.8%
299,163	Furniture Brands International Inc.	3,147,195
73,753	Snap-on Inc.	3,883,833
68,000	Tupperware Brands Corp.	1,878,840
	Total Household Durables	8,909,868
	Leisure Equipment & Products — 0.4%
84,960	Callaway Golf Co.	1,195,387
	Multiline Retail — 0.5%
122,684	Dillard’s Inc., Class A Shares	1,447,671
	Specialty Retail — 2.1%
19,916	Buckle Inc.	1,106,134
196,714	Cato Corp., Class A Shares	3,452,331
59,940	Penske Automotive Group Inc.	687,512
80,900	Williams-Sonoma Inc.	1,308,962
	Total Specialty Retail	6,554,939
	Textiles, Apparel & Luxury Goods — 1.1%
193,477	Timberland Co., Class A Shares*	3,360,696
	TOTAL CONSUMER DISCRETIONARY	32,429,343
CONSUMER STAPLES — 4.5%
	Food & Staples Retailing — 1.8%
121,100	Casey’s General Stores Inc.	3,653,587
54,350	Weis Markets Inc.	1,957,143
	Total Food & Staples Retailing	5,610,730
	Food Products — 2.0%
614,095	Del Monte Foods Co.	4,789,941
89,300	Smithfield Foods Inc.*	1,418,084
	Total Food Products	6,208,025

See Notes to Financial Statements.

10	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE

	Household Products — 0.7%
401,420	Central Garden and Pet Co., Class A Shares*	$2,388,449
	TOTAL CONSUMER STAPLES	14,207,204
ENERGY — 4.3%
	Energy Equipment & Services — 2.5%
267,500	ION Geophysical Corp.*	3,795,825
52,290	National-Oilwell Varco Inc.*	2,626,527
54,173	Superior Well Services Inc.*	1,371,118
	Total Energy Equipment & Services	7,793,470
	Oil, Gas & Consumable Fuels — 1.8%
134,052	Denbury Resources Inc.*	2,552,350
68,722	XTO Energy Inc.	3,196,948
	Total Oil, Gas & Consumable Fuels	5,749,298
	TOTAL ENERGY	13,542,768
EXCHANGE TRADED FUND — 1.9%
	Biotechnology — 1.9%
74,892	iShares Nasdaq Biotechnology Index Fund	6,093,213
FINANCIALS — 25.0%
	Capital Markets — 0.8%
83,200	Raymond James Financial Inc.	2,743,936
	Commercial Banks — 11.4%
299,475	Cascade Financial Corp.	2,243,068
170,378	Central Pacific Financial Corp.	2,864,054
124,291	City Bank	1,938,940
38,800	City National Corp.	2,106,840
177,900	CoBiz Financial Inc.	2,136,579
76,228	Cullen/Frost Bankers Inc.	4,573,680
28,495	East-West Bancorp Inc.	390,381
462,693	First Security Group Inc.	3,386,913
54,509	IBERIABANK Corp.	2,880,801
47,052	PAB Bankshares Inc.	321,130
43,300	SVB Financial Group*	2,507,936
102,570	Synovus Financial Corp.	1,061,599
29,700	Tompkins Trustco Inc.	1,499,850
322,161	UCBH Holdings Inc.	2,065,052
244,895	Umpqua Holdings Corp.	3,602,405
77,100	Webster Financial Corp.	1,946,775
15,600	Wintrust Financial Corp.	457,860
	Total Commercial Banks	35,983,863

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	11

Schedule of investments continued

September 30, 2008

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE

	Diversified Financial Services — 1.0%
113,596	Financial Federal Corp.	$2,603,620
55,900	Thomas Weisel Partners Group Inc.*	471,237
	Total Diversified Financial Services	3,074,857
	Insurance — 5.1%
134,290	Allied World Assurance Holdings Ltd.	4,769,981
189,824	CNA Surety Corp.*	3,170,061
95,530	EMC Insurance Group Inc.	2,816,224
507,300	Meadowbrook Insurance Group Inc.	3,581,538
48,900	Zenith National Insurance Corp.	1,791,696
	Total Insurance	16,129,500
	Real Estate Investment Trusts (REITs) — 6.7%
79,243	American Land Lease Inc.	1,539,692
185,600	BioMed Realty Trust Inc.	4,909,120
131,167	Cousins Properties Inc.	3,309,343
54,896	Duke Realty Corp.	1,349,344
110,850	iStar Financial Inc.	288,210
108,324	LaSalle Hotel Properties	2,526,116
48,742	Liberty Property Trust	1,835,136
92,800	Mid-America Apartment Communities Inc.	4,560,192
15,057	Saul Centers Inc	760,981
	Total Real Estate Investment Trusts (REITs)	21,078,134
	TOTAL FINANCIALS	79,010,290
HEALTH CARE — 4.7%
	Health Care Equipment & Supplies — 0.4%
199,163	National Dentex Corp.*	1,214,894
	Health Care Providers & Services — 3.5%
206,921	Cross Country Healthcare Inc.*	3,370,743
126,370	LifePoint Hospitals Inc.*	4,061,532
193,620	RehabCare Group Inc.*	3,504,522
	Total Health Care Providers & Services	10,936,797
	Health Care Technology — 0.3%
209,161	MedQuist Inc.	1,001,881
	Life Sciences Tools & Services — 0.5%
152,600	Enzo Biochem Inc.*	1,675,548
	TOTAL HEALTH CARE	14,829,120
INDUSTRIALS — 23.6%
	Aerospace & Defense — 3.4%
30,416	DRS Technologies Inc.	2,334,428
121,648	HEICO Corp., Class A Shares	3,413,443
173,009	Limco-Piedmont Inc.*	752,589

See Notes to Financial Statements.

12	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE

	Aerospace & Defense — 3.4% continued
126,394	Orbital Sciences Corp.*	$3,029,664
77,660	Spirit AeroSystems Holdings Inc.*	1,247,996
	Total Aerospace & Defense	10,778,120
	Air Freight & Logistics — 0.8%
153,920	Pacer International Inc.	2,535,062
	Building Products — 2.9%
264,492	Gibraltar Industries Inc.	4,948,645
225,476	Patrick Industries Inc.*	1,226,590
110,100	Simpson Manufacturing Co. Inc.	2,982,609
	Total Building Products	9,157,844
	Commercial Services & Supplies — 0.9%
55,691	United Stationers Inc.*	2,663,701
	Construction & Engineering — 1.8%
50,800	Dycom Industries Inc.*	661,416
115,092	EMCOR Group Inc.*	3,029,222
78,380	Perini Corp.*	2,021,420
	Total Construction & Engineering	5,712,058
	Electrical Equipment — 2.1%
50,100	Hubbell Inc., Class B Shares	1,756,005
110,300	Regal-Beloit Corp.	4,689,956
	Total Electrical Equipment	6,445,961
	Machinery — 8.7%
139,666	Albany International Corp., Class A Shares	3,817,072
67,231	IDEX Corp.	2,085,506
94,119	Kaydon Corp.	4,241,002
133,876	Kennametal Inc.	3,630,717
68,640	Mueller Industries Inc.	1,579,406
131,340	RBC Bearings Inc.*	4,424,845
128,247	Sauer-Danfoss Inc.	3,166,418
88,938	Wabtec Corp.	4,556,294
	Total Machinery	27,501,260
	Marine — 1.1%
94,410	Kirby Corp.*	3,581,915
	Professional Services — 1.9%
52,000	Korn/Ferry International*	926,640
188,696	TrueBlue Inc.*	3,049,327
43,105	Watson Wyatt Worldwide Inc., Class A Shares	2,143,612
	Total Professional Services	6,119,579
	TOTAL INDUSTRIALS	74,495,500

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	13

Schedule of investments continued

September 30, 2008

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE

INFORMATION TECHNOLOGY — 17.1%
	Communications Equipment — 3.4%
41,481	Bel Fuse Inc., Class B Shares	$1,180,964
97,432	Black Box Corp.	3,364,327
178,930	Digi International Inc.*	1,825,086
199,700	Plantronics Inc.	4,497,244
	Total Communications Equipment	10,867,621
	Computers & Peripherals — 0.3%
65,847	Rimage Corp.*	919,224
	IT Services — 1.6%
283,837	Perot Systems Corp., Class A Shares*	4,924,572
	Semiconductors & Semiconductor Equipment — 7.5%
618,140	Entegris Inc.*	2,991,797
541,900	Exar Corp.*	4,150,954
328,300	Fairchild Semiconductor International Inc.*	2,918,587
765,200	Kulicke & Soffa Industries Inc.*	3,451,052
215,270	OmniVision Technologies Inc.*	2,456,231
457,430	ON Semiconductor Corp.*	3,092,227
282,100	Verigy Ltd.*	4,592,588
	Total Semiconductors & Semiconductor Equipment	23,653,436
	Software — 4.3%
30,300	Citrix Systems Inc.*	765,378
270,853	EPIQ Systems Inc.*	3,683,601
724,030	Lawson Software Inc.*	5,068,210
115,282	McAfee Inc.*	3,914,977
	Total Software	13,432,166
	TOTAL INFORMATION TECHNOLOGY	53,797,019
MATERIALS — 3.4%
	Chemicals — 0.5%
38,000	Ferro Corp.	763,800
115,570	PolyOne Corp.*	745,426
	Total Chemicals	1,509,226
	Construction Materials — 0.2%
7,782	Vulcan Materials Co.	579,759
	Containers & Packaging — 1.0%
82,562	AptarGroup Inc.	3,229,000
	Metals & Mining — 1.2%
56,680	Carpenter Technology Corp.	1,453,842
53,720	Haynes International Inc.*	2,515,708
	Total Metals & Mining	3,969,550

See Notes to Financial Statements.

14	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

LEGG MASON PARTNERS SMALL CAP VALUE FUND
SHARES	SECURITY	VALUE

	Paper & Forest Products — 0.5%
168,500	Louisiana-Pacific Corp.	$1,567,050
	TOTAL MATERIALS	10,854,585
UTILITIES — 3.1%
	Electric Utilities — 0.9%
30,797	MGE Energy Inc.	1,094,833
181,200	Sierra Pacific Resources	1,735,896
	Total Electric Utilities	2,830,729
	Gas Utilities — 1.9%
79,004	New Jersey Resources Corp.	2,835,454
64,834	Northwest Natural Gas Co.	3,371,368
	Total Gas Utilities	6,206,822
	Multi-Utilities — 0.3%
68,600	CMS Energy Corp.	855,442
	TOTAL UTILITIES	9,892,993
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $305,608,565)	309,152,035
FACE AMOUNT
SHORT-TERM INVESTMENT — 2.8%
	Repurchase Agreement — 2.8%
$8,778,000	Interest in $482,062,000 joint tri-party repurchase agreement dated 9/30/08 with Barclays Capital Inc., 2.000% due 10/1/08; Proceeds at maturity — $8,778,488; (Fully collateralized by various U.S. government agency obligations, 2.624% to 4.000% due 5/13/09 to 8/26/11; Market value — $8,953,603) (Cost — $8,778,000)	8,778,000
	TOTAL INVESTMENTS — 100.7% (Cost — $314,386,565#)	317,930,035
	Liabilities in Excess of Other Assets — (0.7)%	(2,350,488)
	TOTAL NET ASSETS — 100.0%	$315,579,547

*	Non-income producing security.

#	Aggregate cost for federal income tax purposes is $315,374,113.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	15

Statement of assets and liabilities

September 30, 2008

ASSETS:
Investments, at value (Cost — $314,386,565)	$317,930,035
Cash	351
Dividends and interest receivable	375,787
Receivable for Fund shares sold	188,645
Receivable for securities sold	37,287
Prepaid expenses	22,639
Total Assets	318,554,744
LIABILITIES:
Payable for Fund shares repurchased	1,427,131
Payable for securities purchased	850,784
Investment management fee payable	207,720
Distribution fees payable	156,908
Trustees’ fees payable	9,862
Accrued expenses	322,792
Total Liabilities	2,975,197
TOTAL NET ASSETS	$315,579,547
NET ASSETS:
Par value (Note 7)	$191
Paid-in capital in excess of par value	290,091,875
Accumulated net investment loss	(56,553)
Accumulated net realized gain on investments	22,000,564
Net unrealized appreciation on investments	3,543,470
TOTAL NET ASSETS	$315,579,547
Shares Outstanding:
Class A	9,489,275
Class B	2,374,127
Class C	6,324,265
Class I	895,419
Net Asset Value:
Class A (and redemption price)	$17.02
Class B*	$15.99
Class C*	$15.90
Class I (offering price and redemption price)	$17.37
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$18.06

*	Redemption price per share is NAV of Class B and C shares reduced by a 5.00% and 1.00% CDSC, respectively, if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

16	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Statement of operations

For the Year Ended September 30, 2008

INVESTMENT INCOME:
Dividends	$5,961,927
Interest	270,647
Total Investment Income	6,232,574
EXPENSES:
Investment management fee (Note 2)	2,973,709
Distribution fees (Notes 2 and 5)	2,296,794
Transfer agent fees (Note 5)	693,435
Shareholder reports (Note 5)	113,889
Legal fees	83,404
Registration fees	76,660
Audit and tax	29,156
Trustees’ fees	28,685
Insurance	11,452
Custody fees	6,092
Miscellaneous expenses	9,402
Total Expenses	6,322,678
NET INVESTMENT LOSS	(90,104)
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Gain from Investment Transactions	52,141,549
Change in Net Unrealized Appreciation/Depreciation from Investments	(134,474,874)
NET LOSS ON INVESTMENTS	(82,333,325)
DECREASE IN NET ASSETS FROM OPERATIONS	$(82,423,429)

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	17

Statements of changes in net assets

FOR THE YEARS ENDED SEPTEMBER 30,	2008	2007
OPERATIONS:
Net investment loss	$(90,104)	$(2,444,388)
Net realized gain	52,141,549	117,199,825
Change in net unrealized appreciation/depreciation	(134,474,874)	(36,119,044)
Increase (Decrease) in Net Assets From Operations	(82,423,429)	78,636,393
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 6):
Net realized gains	(74,838,672)	(54,677,104)
Decrease in Net Assets From Distributions to Shareholders	(74,838,672)	(54,677,104)
FUND SHARE TRANSACTIONS (NOTE 7):
Net proceeds from sale of shares	50,986,833	136,662,990
Reinvestment of distributions	70,329,725	51,834,341
Cost of shares repurchased	(224,118,991)	(307,543,864)
Decrease in Net Assets From Fund Share Transactions	(102,802,433)	(119,046,533)
DECREASE IN NET ASSETS	(260,064,534)	(95,087,244)
NET ASSETS:
Beginning of year	575,644,081	670,731,325
End of year*	$315,579,547	$575,644,081
* Includes accumulated net investment loss of:	$(56,553)	$(26,301)

See Notes to Financial Statements.

18	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30:
CLASS A SHARES[1]	2008	2007[2]	2006[2]	2005[2]	2004[2]
NET ASSET VALUE, BEGINNING OF YEAR	$24.66	$23.77	$24.02	$21.19	$18.24
INCOME (LOSS) FROM OPERATIONS:
Net investment income (loss)	0.06	(0.03)	0.07	0.13	0.00 [3]
Net realized and unrealized gain (loss)	(3.96)	2.88	1.24	3.50	4.01
Total income (loss) from operations	(3.90)	2.85	1.31	3.63	4.01
LESS DISTRIBUTIONS FROM:
Net investment income	—	—	—	(0.12)	—
Net realized gains	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(3.74)	(1.96)	(1.56)	(0.80)	(1.06)
NET ASSET VALUE, END OF YEAR	$17.02	$24.66	$23.77	$24.02	$21.19
Total return[4]	(17.70)%	12.36%	5.62%	17.37%	22.35%
NET ASSETS, END OF YEAR (000s)	$161,478	$309,292	$262,334	$291,923	$205,357
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.24%	1.19%[5]	1.13%	1.18%	1.16%
Net expenses	1.24	1.19 [5,6]	1.12 [6]	1.18	1.14 [6]
Net investment income (loss)	0.33	(0.05)	0.30	0.58	0.02
PORTFOLIO TURNOVER RATE	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For a share of capital stock outstanding prior to April 16, 2007.

[3]	Amount represents less than $0.01 per share.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[5]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 1.18%.

[6]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	19

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30:
CLASS B SHARES[1]	2008	2007[2]	2006[2]	2005[2]	2004[2]
NET ASSET VALUE, BEGINNING OF YEAR	$23.56	$22.96	$23.41	$20.71	$17.99
INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.07)	(0.19)	(0.10)	(0.03)	(0.15)
Net realized and unrealized gain (loss)	(3.76)	2.75	1.21	3.41	3.93
Total income (loss) from operations	(3.83)	2.56	1.11	3.38	3.78
LESS DISTRIBUTIONS FROM:
Net realized gains	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
NET ASSET VALUE, END OF YEAR	$15.99	$23.56	$22.96	$23.41	$20.71
Total return[3]	(18.32)%	11.48%	4.88%	16.49%	21.35%
NET ASSETS, END OF YEAR (000s)	$37,973	$77,760	$126,577	$151,555	$142,896
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	1.97%	1.93%[4]	1.87%	1.93%	1.93%
Net expenses	1.97	1.93 [4,5]	1.85 [5]	1.93	1.91 [5]
Net investment loss	(0.41)	(0.71)	(0.43)	(0.13)	(0.77)
PORTFOLIO TURNOVER RATE	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For a share of capital stock outstanding prior to April 16, 2007.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 1.92%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

20	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30:
CLASS C SHARES[1]	2008	2007[2]	2006[2]	2005[2]	2004[2]
NET ASSET VALUE, BEGINNING OF YEAR	$23.48	$22.90	$23.38	$20.70	$17.98
INCOME (LOSS) FROM OPERATIONS:
Net investment loss	(0.09)	(0.22)	(0.13)	(0.05)	(0.16)
Net realized and unrealized gain (loss)	(3.75)	2.76	1.21	3.41	3.94
Total income (loss) from operations	(3.84)	2.54	1.08	3.36	3.78
LESS DISTRIBUTIONS FROM:
Net realized gains	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
NET ASSET VALUE, END OF YEAR	$15.90	$23.48	$22.90	$23.38	$20.70
Total return[3]	(18.43)%	11.42%	4.75%	16.40%	21.36%
NET ASSETS, END OF YEAR (000s)	$100,575	$166,400	$176,117	$179,762	$142,272
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	2.09%	2.02%[4]	1.99%	2.01%	1.96%
Net expenses	2.09	2.02 [4,5]	1.97 [5]	2.01	1.94 [5]
Net investment loss	(0.51)	(0.85)	(0.55)	(0.23)	(0.80)
PORTFOLIO TURNOVER RATE	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For a share of capital stock outstanding prior to April 16, 2007.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios both would have been 2.01%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	21

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED SEPTEMBER 30:
CLASS I SHARES[1]	2008	2007[2]	2006[2]	2005[2]	2004[2]
NET ASSET VALUE, BEGINNING OF YEAR	$25.02	$24.01	$24.16	$21.29	$18.27
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.13	0.09	0.16	0.19	0.07
Net realized and unrealized gain (loss)	(4.04)	2.88	1.25	3.55	4.01
Total income (loss) from operations	(3.91)	2.97	1.41	3.74	4.08
LESS DISTRIBUTIONS FROM:
Net investment income	—	—	—	(0.19)	—
Net realized gains	(3.74)	(1.96)	(1.56)	(0.68)	(1.06)
Total distributions	(3.74)	(1.96)	(1.56)	(0.87)	(1.06)
NET ASSET VALUE, END OF YEAR	$17.37	$25.02	$24.01	$24.16	$21.29
Total return[3]	(17.46)%	12.77%	6.02%	17.81%	22.71%
NET ASSETS, END OF YEAR (000s)	$15,554	$22,192	$105,703	$161,667	$60,684
RATIOS TO AVERAGE NET ASSETS:
Gross expenses	0.94%	0.79%[4]	0.77%	0.81%	0.86%
Net expenses	0.94	0.79 [4,5]	0.77 [5]	0.81	0.84 [5]
Net investment income	0.66	0.44	0.64	0.84	0.32
PORTFOLIO TURNOVER RATE	16%	36%	27%	18%	31%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For a share of capital stock outstanding prior to April 16, 2007.

[3]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[4]

Included in the expense ratios are certain non-recurring restructuring (and reorganization, if applicable) fees that were incurred by the Fund during the period. Without these fees, the gross and net expense ratios would both have been 0.78%.

[5]	Reflects fee waivers and/or expense reimbursements.

See Notes to Financial Statements.

22	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Notes to financial statements

1. Organization and significant accounting policies

Legg Mason Partners Small Cap Value Fund (the “Fund”) is a separate diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	23

Notes to financial statements continued

(d) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(e) Distributions to shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(f) Class accounting. Investment income, common expenses and realized/unrealized gain (loss) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(g) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of September 30, 2008, no provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

(h) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	ACCUMULATED NET INVESTMENT LOSS	ACCUMULATED NET REALIZED GAINS	PAID-IN CAPITAL
(a)	$(154,818)	$(22,476,876)	$22,631,694
(b)	214,670	(214,670)	—

(a)	Reclassifications are primarily due to book/tax differences in the treatment of an in-kind distribution of securities and distributions paid in connection with the redemption of Fund shares.

(b)	Reclassifications are primarily due to a tax net operating loss which offsets short-term capital gains for tax purposes.

24	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, at an annual rate of 0.75% of the Fund’s average daily net assets.

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to ClearBridge the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments, which is performed by LMPFA. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

Effective December 1, 2007, Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor. Prior to December 1, 2007, Citigroup Global Markets Inc. (“CGM”), PFS Investments, Inc. (“PFS”) and LMIS served as distributors of the Fund.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 5.00% on Class B shares, which applies if redemption occurs within one year from purchase payment. This CDSC declines by 1.00% per year until no CDSC is incurred. Class C shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the year ended September 30, 2008, LMIS and its affiliates received sales charges of approximately $17,000 on sales of the Fund’s Class A shares. In addition, for the year ended September 30, 2008, CDSCs paid to LMIS and its affiliates were approximately:

	CLASS A	CLASS B	CLASS C
CDSCs	$1,000	$57,000	$3,000

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	25

Notes to financial statements continued

3. Investments

During the year ended September 30, 2008, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$62,802,377
Sales	186,991,824

At September 30, 2008, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$62,169,517
Gross unrealized depreciation	(59,613,595)
Net unrealized appreciation	$2,555,922

4. Redemptions-in-kind

The Fund may make payment for Fund shares redeemed wholly or in part by distributing portfolio securities to shareholders. For the year ended September 30, 2008, the Fund had redemptions-in-kind with total proceeds in the amount of $54,042,333. The net realized gains on these redemptions-in-kind amounted to $16,612,803, which will not be realized for tax purposes and will not result in a taxable distribution to the remaining shareholders of the Fund.

5. Class specific expenses

The Fund has adopted a Rule 12b-1 distribution plan and under that plan the Fund pays a service fee with respect to its Class A, B and C shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class B and C shares calculated at the annual rate of 0.75% of the average daily net assets of each respective class. Distribution fees are accrued daily and paid monthly.

For the year ended September 30, 2008, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class A	$495,102	$275,199	$70,049
Class B	535,067	65,645	17,483
Class C	1,266,625	329,691	26,134
Class I	—	22,900	223
Total	$2,296,794	$693,435	$113,889

26	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

6. Distributions to shareholders by class

	YEAR ENDED SEPTEMBER 30, 2008	YEAR ENDED SEPTEMBER 30, 2007
Class A	$35,655,220	$21,402,450
Class B	11,024,478	10,252,056
Class C	24,999,437	14,679,988
Class I*	3,159,537	8,342,610
Total	$74,838,672	$54,677,104

*	As of November 20, 2006, Class Y shares were renamed Class I shares.

7. Shares of beneficial interest

At September 30, 2008, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

Transactions in shares of each class were as follows:

	YEAR ENDED SEPTEMBER 30, 2008		YEAR ENDED SEPTEMBER 30, 2007
	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	1,497,647	$28,731,617	3,530,499	$85,588,809
Shares issued on reinvestment	1,720,237	33,407,012	862,131	20,389,395
Shares repurchased	(6,271,970)	(134,822,396)	(2,883,422)	(70,992,735)
Net increase (decrease)	(3,054,086)	$(72,683,767)	1,509,208	$34,985,469
Class B
Shares sold	69,482	$1,288,258	141,482	$3,346,323
Shares issued on reinvestment	564,708	10,368,041	420,844	9,565,783
Shares repurchased	(1,560,179)	(28,697,363)	(2,775,073)	(64,425,902)
Net decrease	(925,989)	$(17,041,064)	(2,212,747)	$(51,513,796)
Class C
Shares sold	940,137	$16,950,570	1,048,434	$24,660,294
Shares issued on reinvestment	1,306,191	23,864,111	616,735	13,975,230
Shares repurchased	(3,009,492)	(54,115,053)	(2,267,895)	(53,346,123)
Net decrease	(763,164)	$(13,300,372)	(602,726)	$(14,710,599)
Class I*
Shares sold	213,313	$4,016,388	923,053	$23,067,564
Shares issued on reinvestment	136,024	2,690,561	330,432	7,903,933
Shares repurchased	(340,752)	(6,484,179)	(4,768,522)	(118,779,104)
Net increase (decrease)	8,585	$222,770	(3,515,037)	$(87,807,607)

*	As of November 20, 2006, Class Y shares were renamed Class I shares.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	27

Notes to financial statements continued

8. Income tax information and distributions to shareholders

The tax character of distributions paid during the fiscal years ended September 30, were as follows:

	2008	2007
Distributions paid from:
Ordinary income	$10,900,011	$5,273,300
Net long-term capital gains	63,938,661	49,403,804
Total distributions paid	$74,838,672	$54,677,104

As of September 30, 2008, the components of accumulated earnings on a tax basis were as follows:

Undistributed ordinary income — net	$2,675,696
Undistributed long-term capital gains — net	20,312,416
Total undistributed earnings	$22,988,112
Other book/tax temporary differences(a)	(56,553)
Unrealized appreciation/(depreciation)(b)	2,555,922
Total accumulated earnings/(losses) — net	$25,487,481

(a)	Other book/tax temporary differences are attributable primarily to the tax book/tax differences in the timing of the deductibility of various expenses.

(b)	The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales.

9. Regulatory matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against Smith Barney Fund Management LLC (“SBFM”), a wholly-owned subsidiary of Legg Mason and the then investment adviser or manager to the Fund, and CGM, a former distributor of the Fund, relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds, including the Fund (the “Affected Funds”).

The SEC order found that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder (the “Advisers Act”). Specifically, the order found that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Affected Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Affected Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that Citigroup Asset Management (“CAM”), the Citigroup business unit that, at the time, included the Affected Funds’ investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange, among other

28	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

things, for a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also found that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and other misrepresentations and omissions in the materials provided to the Affected Funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Affected Funds’ best interests and that no viable alternatives existed.

SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding. The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order required Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Affected Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan submitted for the approval of the SEC. At this time, there is no certainty as to how the above-described proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. The order also required that transfer agency fees received from the Affected Funds since December 1, 2004, less certain expenses, be placed in escrow and provided that a portion of such fees might be subsequently distributed in accordance with the terms of the order. On April 3, 2006, an aggregate amount of approximately $9 million held in escrow was distributed to the Affected Funds.

The order required SBFM to recommend a new transfer agent contract to the Affected Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Affected Funds’ boards selected a new transfer agent for the Affected Funds. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

Although there can be no assurance, the manager does not believe that this matter will have a material adverse effect on the Affected Funds.

On December 1, 2005, Citigroup completed the sale of substantially all of its global asset management business, including SBFM, to Legg Mason.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	29

Notes to financial statements continued

10. Legal matters

Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM, a former distributor of the Fund, and other affiliated funds (collectively, the “Funds”) and a number of its then affiliates, including SBFM and Salomon Brothers Asset Management Inc. (“SBAM”), which were then investment adviser or manager to certain of the Funds (the “Managers”), substantially all of the mutual funds then managed by the Managers (the “Defendant Funds”), and Board members of the Defendant Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Managers caused the Defendant Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Defendant Funds by improperly charging Rule 12b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Defendant Funds failed to adequately disclose certain of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Defendant Funds’ contracts with the Managers, recovery of all fees paid to the Managers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. On May 27, 2005, all of the Defendants filed motions to dismiss the Complaint. On July 26, 2006, the court issued a decision and order (1) finding that plaintiffs lacked standing to sue on behalf of the shareholders of the Funds in which none of the plaintiffs had invested and dismissing those Funds from the case (although stating that they could be brought back into the case if standing as to them could be established), and (2) other than one stayed claim, dismissing all of the causes of action against the remaining Defendants, with prejudice, except for the cause of action under Section 36(b) of the 1940 Act, which the court granted plaintiffs leave to repeal as a derivative claim.

On October 16, 2006, plaintiffs filed their Second Consolidated Amended Complaint (“Second Amended Complaint”) which alleges derivative claims on behalf of nine funds identified in the Second Amended Complaint, under Section 36(b) of the 1940 Act, against CAM, SBAM and SBFM as investment advisers to the identified funds, as well as CGM as a distributor for the identified funds (collectively, the “Second Amended Complaint Defendants”). The Fund was not identified in the Second Amended Complaint. The Second Amended Complaint alleges no claims against any of the funds or any of their Board Members. Under Section 36(b), the Second Amended Complaint alleges similar facts and seeks similar relief against the Second Amended Complaint Defendants as the Complaint.

30	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

On December 3, 2007, the court granted the Defendant’s motion to dismiss, with prejudice. On January 2, 2008, the plaintiffs filed a notice of appeal to the Second Circuit Court of Appeals.

Additional lawsuits arising out of these circumstances and presenting similar allegations and requests for relief may be filed in the future.

* * *

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM, (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC as described in Note 9. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses. The five actions were subsequently consolidated, and a consolidated complaint was filed.

On September 26, 2007, the United States District Court for the Southern District of New York issued an order dismissing the consolidated complaint, and judgement was later entered. An appeal has been filed and is pending before the U.S. Court of Appeals for the Second Circuit.

11. Recent accounting pronouncements

On September 20, 2006, the Financial Accounting Standards Board (“FASB”) released Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes an authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. The application of FAS 157 is required for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Management has determined that there is no material impact to the Fund’s valuation policies as a result of adopting FAS 157. The Fund will implement the disclosure requirements beginning with its December 31, 2008 Form N-Q.

*  *  *

In March 2008, FASB issued the Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. FAS 161 requires enhanced disclosures about the Fund’s derivative and hedging activities, including how such activities are accounted for and their effect on the Fund’s financial position, performance and cash flows. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statements and related disclosures.

Legg Mason Partners Small Cap Value Fund 2008 Annual Report	31

Report of independent registered public accounting firm

The Board of Trustees and Shareholders

Legg Mason Partners Equity Trust:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Legg Mason Partners Small Cap Value Fund, a series of Legg Mason Partners Equity Trust, as of September 30, 2008, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of September 30, 2008, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Legg Mason Partners Small Cap Value Fund as of September 30, 2008, and the results of its operations for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York

November 24, 2008

32	Legg Mason Partners Small Cap Value Fund 2008 Annual Report

Additional information (unaudited)

Information about Trustees and Officers

The business and affairs of Legg Mason Partners Small Cap Value Fund (the “Fund”) are managed under the direction of the Board of Trustees. Information pertaining to the Trustees and Officers is set forth below. The Statement of Additional Information includes additional information about Trustees and is available, without charge, upon request by calling Legg Mason Partners Shareholder Services at 1-800-451-2010.

NON-INTERESTED TRUSTEES
PAUL R. ADES c/o R. Jay Gerken, CFA, Legg Mason & Co., LLC (“Legg Mason”) 620 Eighth Avenue, New York, NY 10018
Birth year	1940
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Law Firm of Paul R. Ades, PLLC (since 2000)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
ANDREW L. BREECH c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1952
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1991
Principal occupation(s) during past five years	President, Dealer Operating Control Service, Inc. (automotive retail management) (since 1985)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None

Legg Mason Partners Small Cap Value Fund	33

Additional information (unaudited) continued

Information about Trustees and Officers

DWIGHT B. CRANE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Independent Consultant (since 1969); Professor, Harvard Business School (from 1969 to 2007)
Number of portfolios in fund complex overseen by Trustee	58
Other board memberships held by Trustee	None
ROBERT M. FRAYN, JR. c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1934
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1981
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
FRANK G. HUBBARD c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1937
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	President of Avatar International, Inc. (business development) (since 1998)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None

34	Legg Mason Partners Small Cap Value Fund

HOWARD J. JOHNSON c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	From 1981 to 1998 and 2000 to Present
Principal occupation(s) during past five years	Chief Executive Officer, Genesis Imaging LLC (technology company) (since 2003)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
DAVID E. MARYATT c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1936
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Private Investor; President and Director, ALS Co. (real estate management and development firm) (since 1993)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
JEROME H. MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1938
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1995
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None

Legg Mason Partners Small Cap Value Fund	35

Additional information (unaudited) continued

Information about Trustees and Officers

KEN MILLER c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1942
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	President of Young Stuff Apparel Group, Inc. (apparel manufacturer) (since 1963)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
JOHN J. MURPHY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	President; Murphy Capital Management (investment advice) (since 1983)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	Director, Nicholas Applegate funds; Trustee; Consulting Group Capital Markets Funds; Formerly, Director, Atlantic Stewardship Bank (from 2004 to 2005); Director, Barclays International Funds Group Ltd. and affiliated companies (from 1983 to 2003)
THOMAS F. SCHLAFLY c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1948
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1983
Principal occupation(s) during past five years	Of Counsel, Husch Blackwell Sanders LLP (law firm) (since 1984); President, The Saint Louis Brewery, Inc. (brewery) (since 1989)
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	Director, Citizens National Bank St. Louis, Maplewood, MO (since 2006)

36	Legg Mason Partners Small Cap Value Fund

JERRY A. VISCIONE c/o R. Jay Gerken, CFA, Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1944
Position(s) held with Fund[1]	Trustee
Term of office[1] and length of time served[2]	Since 1993
Principal occupation(s) during past five years	Retired
Number of portfolios in fund complex overseen by Trustee	56
Other board memberships held by Trustee	None
INTERESTED TRUSTEE
R. JAY GERKEN, CFA[3] Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Trustee, President, Chairman, and Chief Executive Officer
Term of office[1] and length of time served[2]	Since 2002
Principal occupation(s) during past five years	Managing Director of Legg Mason; Chairman of the Board and Trustee/Director of 163 funds associated with Legg Mason Partners Fund Advisor, LLC (“LMPFA”) and its affiliates; President of LMPFA (since 2006); Chairman, President and Chief Executive Officer of certain mutual funds associated with Legg Mason and its affiliates; Formerly, Chairman, Smith Barney Fund Management LLC (“SBFM”) and CitiFund Management Inc. (“CFM”) (from 2002 to 2005); Formerly, Chairman President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (from 2002 to 2005)
Number of portfolios in fund complex overseen by Trustee	148
Other board memberships held by Trustee	Trustee, Consulting Group Capital Markets Funds (from 2002 to 2006)
OFFICERS
KAPREL OZSOLAK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1965
Position(s) held with Fund[1]	Chief Financial Officer and Treasurer
Term of office[1] and length of time served[2]	Since 2004
Principal occupation(s) during past five years	Director of Legg Mason; Chief Financial Officer and Treasurer of certain mutual funds associated with Legg Mason; Formerly, Controller of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2002 to 2004)

Legg Mason Partners Small Cap Value Fund	37

Additional information (unaudited) continued

Information about Trustees and Officers

TED P. BECKER Legg Mason 620 Eighth Avenue, New York, NY 10018
Birth year	1951
Position(s) held with Fund[1]	Chief Compliance Officer
Term of office[1] and length of time served[2]	Since 2006
Principal occupation(s) during past five years	Director of Global Compliance at Legg Mason (since 2006); Chief Compliance Officer of LMPFA (since 2006); Managing Director of Compliance at Legg Mason (since 2005); Chief Compliance Officer with certain mutual funds associated with Legg Mason, LMPFA and certain affiliates (since 2006); Formerly, Managing Director of Compliance at CAM or its predecessor (from 2002 to 2005);
JOHN CHIOTA Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1968
Position(s) held with Fund[1]	Chief Anti-Money Laundering Compliance Officer
Term of office[1] and length of time served[2]	Since 2006
Principal occupation(s) during past five years	Vice President of Legg Mason or its predecessor (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds associated with Legg Mason or its affiliates (since 2006); Prior to August 2004, Chief AML Compliance Officer with TD Waterhouse
ROBERT I. FRENKEL Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1954
Position(s) held with Fund[1]	Secretary and Chief Legal Officer
Term of office[1] and length of time served[2]	Since 2003
Principal occupation(s) during past five years	Managing Director and General Counsel of Global Mutual Funds for Legg Mason and its predecessors (since 1994); Secretary and Chief Legal Officer of mutual funds associated with Legg Mason (since 2003); Formerly, Secretary of CFM (from 2001 to 2004)
THOMAS C. MANDIA Legg Mason 100 First Stamford Place, Stamford, CT 06902
Birth year	1962
Position(s) held with Fund[1]	Assistant Secretary
Term of office[1] and length of time served[2]	Since 2000
Principal occupation(s) during past five years	Managing Director and Deputy General Counsel of Legg Mason (since 2005); Managing Director and Deputy General Counsel for CAM (from 1992 to 2005)

38	Legg Mason Partners Small Cap Value Fund

ALBERT LASKAJ Legg Mason 55 Water Street, New York, NY 10041
Birth year	1977
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2007
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2008); Controller of certain mutual funds associated with Legg Mason (since 2007); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason (from 2005 to 2007); Formerly, Accounting Manager of certain mutual funds associated with certain predecessor firms of Legg Mason (from 2003 to 2005)
STEVEN FRANK Legg Mason 55 Water Street, New York, NY 10041
Birth year	1967
Position(s) held with Fund[1]	Controller
Term of office[1] and length of time served[2]	Since 2005
Principal occupation(s) during past five years	Vice President of Legg Mason (since 2002); Controller of certain mutual funds associated with Legg Mason or its predecessors (since 2005); Formerly, Assistant Controller of certain mutual funds associated with Legg Mason predecessors (from 2001 to 2005)

[1]	Each Trustee and Officer serves until his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

[2]	Indicates the earliest year in which the Trustee or Officer became a Board Member or Officer, as applicable for a fund in the Legg Mason Partners Fund complex.

[3]	Mr. Gerken is an “interested person” of the Trust as defined in the 1940 Act because Mr. Gerken is an officer of LMPFA and certain of its affiliates.

Legg Mason Partners Small Cap Value Fund	39

Important tax information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended September 30, 2008:

Record date:	12/12/2007
Payable date:	12/13/2007
Ordinary income:
Qualified dividend income for individuals	53.34%
Dividends qualifying for the dividends
received deduction for corporations	53.47%
Long-term capital gain dividend	$3.192677
Unrecaptured Section 1250 gain (maximum 25% rate)	0.19%*
Additionally, the Fund designates $5,350,000 paid in connection with the redemption of Fund shares as long-term capital gain dividends for the taxable year end September 30, 2008.

*	Expressed as a percentage of the total long-term capital gain distributions paid.

Please retain this information for your records.

40	Legg Mason Partners Small Cap Value Fund

Legg Mason Partners Small Cap Value Fund

Trustees

Paul R. Ades

Andrew L. Breech

Dwight B. Crane

Robert M. Frayn, Jr.

R. Jay Gerken, CFA
Chairman

Frank G. Hubbard

Howard J. Johnson

David E. Maryatt

Jerome H. Miller

Ken Miller

John J. Murphy

Thomas F. Schlafly

Jerry A. Viscione

Investment manager

Legg Mason Partners Fund Advisor, LLC

Subadviser

ClearBridge Advisors, LLC

Distributor

Legg Mason Investor Services, LLC

Custodian

State Street Bank and Trust Company

Transfer agent

PNC Global Investment Servicing

(formerly, PFPC Inc.)

4400 Computer Drive

Westborough,

Massachusetts 01581

Independent registered public accounting firm

KPMG LLP

345 Park Avenue

New York, NY 10154

Legg Mason Partners Small Cap Value Fund

The Fund is a separate investment series of Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS SMALL CAP VALUE FUND

Legg Mason Partners Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Legg Mason Partners Shareholder Services at 1-800-451-2010.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies related to portfolio transactions are available (1) without charge, upon request, by calling 1-800-451-2010, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Legg Mason Partners Small Cap Value Fund. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

© 2008 Legg Mason Investor Services, LLC

Member FINRA, SIPC

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked ninth-largest money manager in the world, according to Pensions & Investments, May 26, 2008, based on 12/31/07 worldwide assets under management.

www.leggmason.com/individualinvestors

©2008 Legg Mason Investor Services, LLC Member FINRA, SIPC

FD01745 11/08 SR08-685

NOT PART OF THE ANNUAL REPORT